EXHIBIT 99.1

Olympic Steel Reports Record Third Quarter Net Sales and Financial Results for the Three and Nine Months Ended September 30, 2011

CLEVELAND, Nov. 4, 2011 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced record third quarter net sales and reported its financial results for the third quarter and nine months ended September 30, 2011.

Net sales for the third quarter of 2011 totaled $348.5 million, our highest ever for a third quarter. Net sales increased 67% from $209.2 million for the third quarter of 2010, and increased by $49.5 million over the second quarter of 2011. Third quarter 2011 net income totaled $6.1 million, or $0.56 per diluted share, compared to a net loss of $1.2 million, or $0.11 per diluted share, in last year's third quarter. The 2011 financial results include the results of Chicago Tube and Iron (CTI), which was acquired by the Company on July 1, 2011. CTI's third quarter sales totaled $61.4 million.

Third quarter 2011 cost of goods sold includes $1 million related to a CTI purchase price accounting adjustment to write-up the value of certain CTI inventory to fair value at July 1, 2011. The inventory adjustment had a negative impact of $0.06 on third quarter 2011 earnings per share. Additionally, the third quarter 2011 consolidated effective income tax rate was 12.2% as a result of changes in unrecognized tax benefits during the quarter. The income tax benefit had a positive impact of $0.17 on third quarter 2011 earnings per share.

Net sales for the first nine months of 2011 totaled $941.9 million, our second highest ever nine-month revenue total. Net sales increased 59.7% from $589.8 million for the first nine months of 2010. For the first nine months of 2011, net income increased by $20.7 million, or 555%, to $24.4 million, or $2.23 per diluted share, compared to net income of $3.7 million, or $0.34 per diluted share, for last year's first nine months.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "Our 2011 financial results and record third quarter sales benefited from strong overall performance and the inclusion of Chicago Tube and Iron, which was acquired on July 1, 2011. CTI accelerates our market share growth, and was immediately accretive to our third quarter earnings. We also continue to successfully execute on our previously announced strategic investments. Through the first nine months of 2011, our capital spending has totaled $25 million, including new equipment, successful information system infrastructure rollouts, and facility startups in Gary, Indiana; Mount Sterling, Kentucky; Monterrey, Mexico; Kansas City, Missouri; Roseville, Minnesota; and Streetsboro, Ohio. We confidently look forward to our new Gary temper mill facility opening on time and on budget in early 2012, with 150,000 incremental tons of capacity once fully operational. Our balance sheet remains strong with our new five-year, $335 million credit facility providing a foundation for continued growth and value creation."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share, payable to shareholders of record as of December 1, 2011, and to be distributed on December 15, 2011.

A simulcast of Olympic Steel's 2011 third quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel currently operates from 29 facilities in North America. For further information, visit the Company's web site at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: the ability to successfully integrate CTI and achieve the expected results of the acquisition; the ability to retain CTI's management team and CTI's relationships with customers and suppliers; the ability to successfully place the new Gary, Indiana facility in operation during the expected timeframe and achieve expected results; the success of our new startups in Gary, Indiana; Mount Sterling, Kentucky; Monterrey, Mexico; Roseville, Minnesota; Kansas City, Missouri; and Streetsboro, Ohio; the ability to successfully integrate the newly leased locations or newly acquired businesses into our operations and achieve expected results; equipment installation delays or malfunctions, including the new Gary, Indiana temper mill and cut-to-length line; the ability to comply with the terms of the new asset-based credit facility and to make the required term-loan payments; general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metal, industry shipping and inventory levels, and rapid fluctuations in customer demand and metal pricing; the cyclicality and volatility within the metal industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability of our customers to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and improve inventory turnover and improve our customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; the successful implementation of our new information systems; the timing and outcome of our joint venture's efforts and ability to liquidate its remaining real estate; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes; and the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPIC STEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(unaudited)

Net sales	$ 348,547	$ 209,185	$ 941,928	$ 589,842

Operating income (loss)	9,315	(1,276)	40,527	7,637

Income (loss) before income taxes	6,987	(1,878)	36,568	6,008

Net income (loss)	$ 6,136	$ (1,237)	$ 24,405	$ 3,728

Earnings per share:

Net income (loss) per share - basic	$ 0.56	$ (0.11)	$ 2.23	$ 0.34

Net income (loss) per share - diluted	$ 0.56	$ (0.11)	$ 2.23	$ 0.34

	September 30,		December 31,
	2011	2010	2010
SUMMARY BALANCE SHEET DATA:	(unaudited)		(audited)

Accounts receivable, net	$ 154,588	$ 96,213	$ 82,859

Inventories, net	293,585	181,348	200,606

Net property and equipment	182,768	114,613	118,234

Total assets	739,011	415,368	429,438

Current liabilities	172,136	93,742	102,625

Total debt	249,755	50,050	55,235

Shareholders' equity	286,074	263,241	261,638

Shareholders' equity per share	26.23	24.16	24.01

Debt-to-equity ratio	.87 to 1	.19 to 1	.21 to 1

	Nine Months Ended
	September 30,
	2011	2010
OTHER DATA:	(unaudited)

Capital expenditures	24,618	10,733

Cash dividends per share	$ 0.06	$ 0.06

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPIC STEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
	(unaudited)				(unaudited)

Net sales	$ 348,547		$ 209,185		$ 941,928		$ 589,842
% change	66.6%		72.0%		59.7%		53.2%

Costs and expenses

Cost of materials sold (exclusive of items shown below)	281,058	80.6%	171,730	82.1%	750,638	79.7%	473,676	80.3%
Warehouse and processing	19,471	5.6%	13,436	6.4%	51,432	5.5%	37,057	6.3%
Administrative and general	16,461	4.7%	9,388	4.5%	43,339	4.6%	28,600	4.8%
Distribution	8,080	2.3%	5,176	2.5%	20,427	2.2%	14,312	2.4%
Selling	7,209	2.1%	6,164	2.9%	18,140	1.9%	14,845	2.5%
Occupancy	2,297	0.7%	1,297	0.6%	5,790	0.6%	3,940	0.7%
Depreciation	4,434	1.3%	3,270	1.6%	11,413	1.2%	9,775	1.7%
Amortization	222	0.1%	--	0.0%	222	0.0%	--	0.0%

Total costs and expenses	339,232	97.3%	210,461	100.6%	901,401	95.7%	582,205	98.7%

Operating income (loss)	9,315	2.7%	(1,276)	(0.6%)	40,527	4.3%	7,637	1.3%

Other income and expense, net	91	0.0%	--	0.0%	91	0.0%	--	0.0%

Income (loss) before financing cost and income taxes	9,224	2.6%	(1,276)	(0.6%)	40,436	4.3%	7,637	1.3%

Interest and other expense on debt	2,237	0.6%	602	0.3%	3,868	0.4%	1,629	0.3%

Income (loss) before income taxes	6,987	2.0%	(1,878)	(0.9%)	36,568	3.9%	6,008	1.0%

Income tax provision (benefit)	851	12.2%	(641)	34.1%	12,163	33.3%	2,280	37.9%

Net income (loss)	$ 6,136		$ (1,237)		$ 24,405		$ 3,728

Earnings per share:

Net income (loss) per share - basic	$ 0.56		$ (0.11)		$ 2.23		$ 0.34

Weighted average shares outstanding - basic	10,937		10,909		10,936		10,903

Net income (loss) per share - diluted	$ 0.56		$ (0.11)		$ 2.23		$ 0.34

Weighted average shares outstanding - diluted	10,951		10,909		10,949		10,916

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.
CONTACT: Richard T. Marabito
         Chief Financial Officer
         Telephone: (216) 292-3800
         Fax: (216) 292-3974